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                                                                    EXHIBIT 23.2


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of The PNC Financial Services Group, Inc. on Form S-8 for the registration of 20,000,000 shares of Common Stock, $5.00 par value, pertaining to The PNC Financial Services Group, Inc. 1997 Long-Term Incentive Award Plan, of our report dated March 1, 2002 on the consolidated balance sheet as of December 31, 2001 and the related consolidated statements of income, shareholders' equity and cash flows for each of the two years in the period ended December 31, 2001, of The PNC Financial Services Group, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2002, as amended.

                                              /s/ Ernst & Young LLP

November 25, 2003
Pittsburgh, Pennsylvania